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                                  EXHIBIT 11.2
                                          ----

                             LOMAK PETROLEUM, INC.


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                     (In thousands, except per share data)



                                                                  Nine Months Ended September 30,
                                                                  -------------------------------
                                                                     1994                1995
                                                                  ------------      -------------
 Average shares outstanding                                               8,884              11,434

 Net effect of conversion of warrants and stock options                     155                 154
                                                                     ----------          ----------
 Total primary and fully diluted shares                                   9,039              11,588
                                                                     ==========          ==========

 Net income                                                          $    1,888          $    2,718

   Less preferred stock dividends                                         (281)               (281)
                                                                     ----------          ----------

 Net income applicable to common shares                              $    1,607          $    2,437
                                                                     ==========          ==========

 Earnings per common share                                           $      .18          $      .21
                                                                     ==========          ==========



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